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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Regal Entertainment Group:

We consent to the incorporation by reference in the registration statements (No. 333-87958) on Form S-8 and (No. 333-108212) on Form S-3 of Regal Entertainment Group of our report dated February 8, 2002 with respect to the consolidated statements of operations and cash flows of United Artists Theatre Company for the forty-four weeks ended January 3, 2002 (Reorganized Period) and for the nine weeks ended March 1, 2001 and for the year ended December 28, 2000 (Historical Periods), which report appears in the December 26, 2002 annual report on Form 10-K of Regal Entertainment Group.

As described in Note 1 and 2 of the consolidated financial statements, effective March 1, 2001, United Artists Theatre Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on January 22, 2001. In accordance with AICPA statement of Position 90-7, the Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001. As a result, the consolidated financial statements for the periods subsequent to March 1, 2001 reflect the Reorganized Company's new basis of accounting and are not comparable to the Historical Company's pre-reorganization consolidated financial statements.

Denver, Colorado
December 3, 2003

                      /s/ KPMG

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  Exhibit 23.1